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                                                                    EXHIBIT 99.2

                            [PRICE REIT LETTERHEAD]

                                 PRESS RELEASE
                                    5/22/98

     THE PRICE REIT, INC. ANNOUNCES NEW JERSEY ACQUISITION AND ADDITIONAL PREFERRED STOCK TERMS

     SAN DIEGO, CALIFORNIA, MAY 22/PRNEWSWIRE/ - The Price REIT, Inc. (NYSE:"RET") today announced its continued expansion into the New Jersey area with the acquisition of the Franklin Towne Center, a major community center located in Franklin, New Jersey. The center is located at the intersection of Route 27 and South Middlebush Road.

     The property, which contains approximately 138,000 square feet of leasable area located on 14.9 acres of land, was purchased for $19,100,000 subject to a $13,100,000 mortgage due in 2006. Based on current leases, the property will have an initial return of approximately 10% on the purchase price. The center is 100% leased and is anchored by a 48,000 square foot Edwards Supermarket, and also includes Reynold's Department Store, Revco Drugstore, and approximately 20 other national, regional and local tenants.

     The acquisition was funded with proceeds from the Company's previously announced issuance of $65 million initial liquidation value of The Price REIT's new Class A Floating Rate Cumulative Preferred Stock (the "Class A Preferred Stock") in a private placement to an institutional holder. The quarterly dividend rate on the Class A Preferred Stock is based on the 3-Month LIBOR rate, plus 2.0%. The initial quarterly dividend rate on the Class A Preferred Stock is 7.68%.

     The Class A Preferred Stock is expected to be exchanged for preferred stock issued by Kimco Realty Corporation ("Kimco") with substantially similar terms in the proposed merger of The Price REIT and Kimco described below. Kimco is also a party to the purchase agreement pursuant to which the Class A Preferred Stock was sold. The Price REIT may repurchase the Class A Preferred Stock on or before May 18, 1999; if the merger with Kimco is approved, Kimco may repurchase the corresponding shares of preferred stock issued to such holder in the merger within approximately five months following the merger.

     As previously announced, the Class A Preferred Stock is not convertible for any other securities of The Price REIT (or, following the merger, of Kimco), and may be redeemed by Kimco beginning approximately five years following the merger. The Price REIT will use the proceeds from the offering for new acquisitions and to pay down borrowings under its line of credit.


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                                 PRICE ENTITIES

     The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration or an applicable exemption from the registration requirements.

     On January 13, 1998, the Company entered into an Agreement and Plan of Merger with Kimco Realty Corporation (KIM). Under the agreement, Kimco will acquire all of the outstanding shares of the Company for aggregate consideration intended to have a value of at least $45 per share, based on the average value of Kimco common stock and the liquidation preference of Kimco preferred stock proposed to be issued in the merger. The merger is subject to the approval of the common stockholders of both Kimco and the Company, and it is expected to close in the latter part of June.

     THE PRICE REIT, INC. website:http://www.pricereit.com is a self-administered and self-managed real estate investment trust which is focused on the acquisition, development, management, and redevelopment of retail power centers and community centers with invested assets of approximately $686 million. The Company currently owns or has interests in 41 properties consisting of 37 power and community centers, one stand-alone retail warehouse, one project under development, and two undeveloped land parcels located in sixteen states containing a total of approximately 7.8 million square feet of gross leasable area, with an overall occupancy rate of approximately 98%.

CONTACT:     George Jezek, The Price REIT, Inc.
             (619) 551-2320

Distribution: US1/1RW